Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600
wayne@iwsinc.com

For Immediate Release

IMAGEWARE SYSTEMS REPORTS 2002 FOURTH QUARTER AND ANNUAL RESULTS

—Annual Revenues Increased 12%—

SAN DIEGO, Calif., April 17, 2003 – ImageWare Systems, Inc. (AMEX: IW, IW.WS) today reported financial results for the fourth quarter and year ended December 31, 2002.

For the year ended December 31, 2002 total revenues increased 12 percent to $18.3 million from $16.3 million reported for 2001.  Net loss for the period declined to $4.8 million, or $.90 per share for the year, compared with a net loss of $5.9 million, or $1.22 per share for 2001.

Total revenues for the quarter ended December 31, 2002 were $5.6 million compared to $5.6 million in the year ago quarter.  Net loss for the fourth quarter was $1.3 million or $0.23 per share, compared with a net loss of $1.3 million, or $0.24 per share, for the same period a year ago.  Included in the fourth quarter 2002 results were approximately $246,000 in nonrecurring operating expenses related the closing of the Company’s Costa Mesa, CA facility, its settlement of a litigation matter instituted earlier in 2002, and certain contract termination and employee severance expenses in the quarter.  The following table reconciles the total operating expenses with and without these non-recurring expenses:

	Quarter Ended 12/31/2002
($ in thousands)	As Presented Per GAAP	As Adjusted Excluding Nonrecurring Charges

General & administrative	$1,874	$1,691
Sales and marketing	$1,046	$1,021
Research & development	$516	$478

In addition, the Company has implemented several cost reduction measures, including further consolidation of its facilities and headcount reductions, which it expects to result in reduced operating expenses of approximately $170,000 per quarter commencing with the first quarter of 2003.  Because actual operating expenses for future periods are not accessible and may vary, the following table reconciles these anticipated costs savings with the operating expenses incurred for the fourth quarter of 2002.

	Quarter ending 12/31/2002
($ in thousands)	As Presented Per GAAP	As Adjusted for Cost Reductions

General & administrative	$1,874	$1,801
Sales and marketing	$1,046	$1,004
Research & development	$516	$461

“We continue to grow revenues and shrink losses by providing robust solutions to meet the demand for digital imaging applications while taking a hard look at our costs and expenses,” said Jim Miller, chairman and chief executive officer. “We continue to innovate with new products and maintain solid gross margins across all product lines. We believe that these results demonstrate our progress toward positioning ImageWare to leverage opportunities in the emerging markets we serve and attain profitability. As we look ahead, we believe that ImageWare will successfully implement its business plan and meet its goals.”

Operational highlights announced during 2002 include:

•                  Winning the five-year, $15.0 million contract for Indonesia’s digital drivers license program and the digital drivers license contract in Singapore as well as contracts for secure personal ID cards in the United Arab Emirates

•                  Winning ID card projects at the Federal Aviation Administration, NORAD, and Nellis Air Force bases and the U.S. Navy Base at Guantanamo Bay, Cuba

•                  Securing our law enforcement product orders in Mexico with the installation of our Crime Capture System® and facial recognition product, Face ID® into the State of Baja California, Mexico prison system

•                  Introducing our PDA-based Crime Capture System in Los Angeles County, California and Milwaukee County, Wisconsin

•                  Expanding the product line and distribution of our Professional Digital Photography products into the UK and the Middle East

•                  Consolidating office facilities at Boston and Costa Mesa into existing offices

•                  Hiring veteran smart card executive, Joseph F. Schuler to head our ID Solutions Group

About ImageWare Systems

ImageWare Systems, Inc. (AMEX:  IW) is the leader in software solutions for digital imaging, biometrics, law enforcement and secure credentials.  Through its ID product line, ImageWare applies its core technology to create secure identification systems for airports, universities, government agencies and private businesses.  ImageWare’s law enforcement product line empowers its customers to quickly capture, search, retrieve and share digital photographs and criminal history records on stand alone, networked or Web-based platforms.  ImageWare additionally leverages its imaging technology to create software and Web-based solutions for professional photographers.  ImageWare is headquartered in San Diego, with offices in Greenville, Canada, Germany and Singapore.  For more information, please visit www.iwsinc.com.

Forward-looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to references to the anticipated growth in markets the Company serves.  Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to:  the risk that the company’s target markets will not grow as expected; risks related to our ability to generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third party systems integrators and on third party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the digital imaging industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission.

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IMAGEWARE SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	3 MONTHS ENDED December 31,		TWELVE MONTHS ENDED December 31,
	2002	2001	2002	2001
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues:
Product	$4,515	$4,882	$15,116	$13,897
Maintenance	$1,066	$734	$3,140	$2,356
	$5,581	$5,616	$18,256	$16,253
Cost of revenues:
Product	$2,441	$2,057	$7,060	$6,059
Maintenance	$388	$262	$1,237	$1,140

Gross profit	$2,752	$3,297	$9,959	$9,054

Operating expenses:
General & administrative	$1,874	$2,139	$6,911	$6,632
Sales and marketing	$1,046	$1,322	$4,205	$4,121
Research & development	$516	$399	$2,079	$2,090
Depreciation and amortization	$234	$870	$894	$2,445
	$3,670	$4,730	$14,089	$15,288

Loss from operations	$(918)	$(1,433)	$(4,130)	$(6,234)

Interest (income) expense, net	$291	$(46)	$652	$(127)

Other (income) expense, net	$(74)	$36	$(53)	$11

Loss before income taxes	$(1,135)	$(1,423)	$(4,729)	$(6,118)

Income tax expense (benefit)	$120	$(103)	$120	$(185)

Net loss	$(1,255)	$(1,320)	$(4,849)	$(5,933)

Basic and diluted (loss) per common share	$(0.23)	$(0.24)	$(0.90)	$(1.22)
Weighted-average shares (basic and diluted)	5,486,031	5,476,578	5,483,973	4,937,588

IMAGEWARE SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(Audited)

	December 31, 2002	December 31, 2001

Current Assets:
Cash	$275	$448
Accounts receivable, net	3,295	4,476
Inventory	1,882	950
Other current assets	422	991
Total Current Assets	5,874	6,865

Property and equipment, net	1,041	1,189
Other assets	744	474
Intangible assets, net of accumulated amortization	1,561	2,478
Goodwill	5,298	4,838
Total Assets	14,518	$15,844

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable & accrued liabilities	$4,978	$4,594
Deferred revenue	$976	993
Notes payable to bank and third parties	$1,004	521
Total Current Liabilities	$6,958	6,108

Convertible note payable, net of discount	$1,252	—
Pension Obligation	$406	210
Total Liabilities	$8,616	6,318

Shareholders’ equity (deficit):	5,902	9,526

Total Liabilities and Shareholders’ Equity	$14,518	$15,844